            Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [****], have been separately filed the Commission.


                               SERVICES AGREEMENT


This Agreement is effective this 24th day of September, 1996, (the "Effective Date") between Patient Infosystems, Inc., 46 Prince Street, Rochester, New York 14607 ("Vendor") and Harris Methodist Health Plan, 611 Ryan Plaza Drive, Suite 900, Arlington, TX 76011-4009 ("Harris"). Vendor agrees to provide services to Harris under the terms set forth below.

A.  SERVICES

    Vendor shall enroll up to [****] patients, to be designated by Harris no later than November 1, 1996, in its asthma disease management program as described in Exhibit A to this Agreement. Vendor shall provide Harris with enrollment packages for use in enrolling patients, with each package to include an introductory letter from Harris, a program enrollment form and an SF 36 Health Survey form, as well as SF-36 Health Survey forms for use at the completion of the program. Harris shall provide Vendor with a completed program enrollment form and a completed SF-36 Health Survey for each patient at enrollment as well as a completed SF 36 Health Survey at the conclusion of the program. Vendor shall provide the asthma disease management program services as described in Exhibit A, and scoring of the SF 36 Health Surveys completed before and after the delivery of the program services.

B.  COMPENSATION

    1.   Harris  shall pay Vendor  program operational fees as follows:

    [****] at the time of patient enrollment in the program

    2. All amounts due under this Agreement shall be invoiced monthly to Harris by Vendor and payable to Vendor within thirty days of the date of the invoice. Payments exceeding thirty days past due shall be subject to a service charge of [****] per month until paid.

    3. In the event that Harris shall request any changes in the specifications or scope of the services described in Exhibit A hereto, Vendor will notify Harris of the cost of such revisions and will not proceed without prior written approval.

C.  CONFIDENTIALITY

    1. Harris and Vendor acknowledge that certain confidential and proprietary information may be disclosed by one of them to the other in the course of this Agreement. For purposes of this Agreement, the term "Confidential Information" includes the following: (a) All information regarding the patient, Harris's customers, any patient medical data and/or status, or provider information; and (b) any other information identified as confidential in writing by the disclosing party prior to disclosure. Notwithstanding the confidentiality requirements of this Agreement, the foregoing shall not prevent Vendor from retaining information, including any and all information and data pertaining to any patient which comes to Vendor or to which Vendor is given access during this Agreement.

    2. Should Vendor receive confidential information from Harris for use in performing its services, Vendor agrees to take all reasonable steps to safeguard the confidentiality of said information and to prevent unauthorized disclosure thereof by Vendor's employees, agents and representatives. Vendor shall maintain strict security procedures to protect the confidentiality of any information received, stored, or delivered on patients in the Harris or any affiliated or associated company's database.

    3. The data released hereunder to Vendor regarding patients, patient medical data, Harris's customers, and provider information is considered sensitive and confidential information. Vendor acknowledges and agrees to take all steps necessary to safeguard the confidentiality of all information provided by Harris , whether oral or written, to maintain such information as strictly confidential and to prevent unauthorized disclosure thereof by Vendor's employees, agents, representatives and other third parties. Vendor warrants that all such information will not be disclosed to any person, organization or entity other than Harris.

    4. The obligations of this Paragraph C shall not apply to any Confidential Information which the recipient can demonstrate is or becomes available to the public through no breach of this Agreement.

    5. Neither party to this Agreement shall, except as may be required by law or federal regulation, or except with express written permission of the other party, disclose the terms and conditions of this Agreement to any third party or publicly advertise its contents.

    6. The parties agree that a breach of any of the material obligations under the applicable confidentiality provisions of this Agreement may cause irreparable injury for which the injured party would have not adequate remedy at law, and that the injured party shall be entitled to specific performance or preliminary or other injunctive relief in addition to any and all remedies it may otherwise be entitled to at law or in equity.

    7.   This Paragraph C shall survive the termination of this Agreement.

D.  INDEMNIFICATION

    Each party shall indemnify and hold the other party harmless from and against all liability, damages, penalties, losses, costs or expenses, including reasonable attorneys' fees, arising from or in any way related to its willful or negligent actions or omissions in performing the responsibilities as described in this Agreement.

E.  LIMITATION OF LIABILITY

    Neither Harris nor Vendor shall in any way be liable for any special, indirect, exemplary, incidental or consequential damages, whether based on contract, tort, or any other legal theory, even if Harris or Vendor has been previously advised of the possibility of such damages. This Paragraph E shall survive the termination of this Agreement.

F.  PROFESSIONAL STANDARDS

    Vendor represents that it has facilities, personnel, experience and expertise sufficient in quantity and quality to perform all such assignments and projects given it by Harris hereunder and agrees that it will perform all such assignments and projects in a manner commensurate with professional standards generally applicable to its industry.

G.  OWNERSHIP OF MATERIALS

    All surveys, reports and documentation prepared by Vendor in connection with the performance of its services hereunder will become and remain Harris's sole property. Title to all material and documentation, including data furnished by Harris to Vendor or delivered by Harris into the Vendor's possession, shall remain with Harris. Vendor shall immediately return all such material or documentation within seven (7) days of any request by Harris or upon the termination or conclusion of this Agreement, whichever shall occur first.

    All date collected by Vendor in the course of performing its services under this Agreement shall remain Vendor's sole property. Vendor's use of the data is limited to instances where data will not be identified by patient or by client of Harris.

    Vendor agrees it will not disclose to any third party, without the prior written consent of Harris, any proprietary or confidential information acquired from Harris under this Agreement, including trade secrets, business plans and confidential or other information which may be proprietary to Harris.

    Vendor warrants and represents that it has or will have the right, through written agreements with its employees, to secure for Harris the rights called for in this Paragraph G. Further, in the event Vendor uses any subcontractor, or other third party to perform any of the services contracted for under this Agreement, Vendor agrees to enter into such written agreements with such third party, and to take such other steps as are or may be required to secure for Harris the rights called for in this Paragraph G.


H.  DURATION OF AGREEMENT

    1.   Term

    This Agreement is effective as of the Effective Date and shall continue in full force and effect for a period of twelve months from the effective date.

    2.   Termination

    If Harris defaults in the payment of any amounts due to Vendor under this Agreement, Vendor may give Harris notice of such default and if Harris does not cure any payment default within five (5) days after the giving of such notice, then Vendor may terminate this Agreement on not less than thirty (30) days notice to Harris.

I.  INDEPENDENT CONTRACTORS

    Vendor shall at all times be an independent contractor and shall so represent itself to all third parties. Nothing in this Agreement shall be deemed to constitute either party as the agent or legal representative of the other nor to constitute the parties as partners, or joint ventures of one another.

J.  THIRD PARTY OBLIGATIONS

    In connection with this Agreement, Vendor shall make no commitments or disbursements, incur no obligations nor place any advertising, public relations or promotional material for itself, Harris, its parent, subsidiaries or affiliate companies, nor disseminate any material of any kind using the name of Harris and/or Harris's parent, subsidiary or affiliate companies or using their trademarks, without the prior written approval of Harris.

K.  GOVERNING LAW

    This Agreement is entered into in the State of Texas and shall be constructed and governed under and in accordance with the laws of that State.

L.  MISCELLANEOUS

    1. The terms of this Agreement shall be binding upon Harris and Vendor and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement is not assignable in whole or in part by either party without the prior written consent of the other party.

    2. The failure of either party to take action as a result of a breach of this Agreement by the other party shall constitute neither a waiver of the particular breach involved nor a waiver of either party's right to enforce any or all provisions of this Agreement through any remedy granted by law or this Agreement.

    3. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, supersedes any prior written or oral communications and may be modified in writing subject to mutual agreement of the parties hereto.

    4. The headings of each paragraph are for reference only and shall not be construed as part of this Agreement.

    5. Except for the obligation to pay money properly due and owing, either party shall be excused from any delay or failure in performance hereunder caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, failure of performance by the other party, earthquake, labor disputes, riots, governmental requirements, inability to secure materials on a timely basis, failure of computer equipment, failures or delays of sources from which information or data is obtained and transportation difficulties.


IN WITNESS WHEREOF, the parties hereto, each by a duly authorized officer, have entered in to this Agreement this 24th day of September, 1996



Harris Methodist Health Plan                 Patient Infosystems, Inc.
611 Ryan Plaza Drive, Suite 900              46 Prince Street
Arlington, TX 66011-4008                     Rochester, NY 14607


By: /s/ Edward Harris, M.D.                  By: /s/ Donald A. Carlberg
   --------------------------                ------------------------
Title: Director of Wellness and Prevention   Title: President & CEO
       -----------------------------------   ------------------------

                                   EXHIBIT A




                                    ASTHMA
                              DISEASE MANAGEMENT
                                   PROPOSAL



                        ------------------------------



                                 PRESENTED BY
                          Patient Infosystems, Inc.
                              46 Prince Street
                          Rochester, New York  14607
                                 716-244-1380

RATIONALE:
Asthma places a tremendous burden on patients and health care providers and demands a significant portion of our nation's health care dollars. Patient Infosystems, Inc. is committed to improving health outcomes through the application of state of the art technologies to the care and treatment of asthma. Our proprietary interactive voice recognition systems, enhanced database modeling techniques, and on-demand publishing combine to provide the powerful educational intervention necessary to enhance patient adherence to treatment recommendations, empower patients to self-manage their disease and provide immediate referrals when specific critical triggers are met.

PROGRAM DEVELOPMENT:
Patient Infosystems, Inc.'s staff, clinical experts and physician consultants performed a comprehensive review of asthma to insure that the National Heart, Lung, and Blood Institute's guidelines form the program's foundation. Recognized leaders in outcomes management provided guidance throughout the project development process.

PROGRAM INTERVENTION STRATEGIES:
Patient Infosystems, Inc.'s core asthma patient intervention program consists of six interactive voice response based telephone interventions. Each contact generates an on-demand personalized patient report targeting the patient's status in relation to the specifics of their asthma condition. The patient will also receive patient educational materials designed to reinforce their awareness and knowledge regarding their condition and promote their treatment adherence. Additionally, the patient's physician/health care provider will receive an at-a-glance formatted report for review and inclusion in the patient's medical records. These reports highlight specific areas of concern of the patient and demonstrate areas of a patient's adherence to the prescribed therapy.

Each intervention is uniquely structured to target specific behaviors such as recognition of symptoms and triggers, encourage compliance with trigger avoidance, medications and self-management and provide for Quality of Life measurements. By providing unique, individually tailored intervention strategies, Patient Infosystems, Inc. highlights areas where noncompliance and poor self management impact the plan's expenditures. The program also provides an active intervention to modify "at risk" behavior before an emergency room visit or hospitalization occurs. These intervention strategies also provide the patient with encouraging feedback and positive reinforcement with respect to their personal health management.


CRITICAL EVENTS:
As an extra feature, Patient Infosystems, Inc.'s clinical staff establishes specific critical event triggers that are monitored at each intervention. Patients meeting specified criteria demonstrating an increased risk of hospitalization, emergency services or other costly intervention will have their physician/health care provider notified the day of the intervention by means of a faxed report. This critical event notification and tracking of key indicators has demonstrated a reduction in the global cost of managing chronically ill patients.


DATA MEASUREMENTS:
In addition to providing ongoing support for patients, Patient Infosystems, Inc.'s fully integrated systems approach allows for immediate on-line data collection and evaluation. Programs may be customized to include administration of HEDIS, Health Quality, patient satisfaction, NCQA and Quality of Life surveys without operator induced bias. The process streamlines data collection and provides a cost effective method to query patients.

                               PROGRAM OVERVIEW

The following intervention schedule will be delivered to patients who are enrolled in the program. See the "Program Intervention Description" section for details about each of the interventions. See the "Program Schedule Summary" for the delivery schedule of each intervention. Note that the term "physician/health care provider" is used to denote a physician, case manager or other health care provider designated to receive communications regarding the patient.


I.  PROGRAM COMPONENTS

 -   Enrollment form
 -   Patient diary
 -   Program description/overview brochure
 -   Six (6) Interactive Voice Response (IVR) telephone contacts
 -   Six (6) on-demand published personalized patient reports
 -   Patient educational materials - one per call
 -   Six (6) on-demand published physician/health care provider reports
 -   Critical trigger notification
 -   Voice demonstration line
 -   Logo integration



II.  PROGRAM INTERVENTION SCHEDULE:


CALL #1:

 -   Patient enrollment via enrollment form
 -   Initial telephone intervention within ten days of enrollment
 -   Patient receives on-demand published report following IVR intervention
 -   Appropriate patient educational materials and diary sent to patient
 - Physician/health care provider receives on-demand published, patient specific report for review and inclusion in patient record following IVR intervention
 - Additionally physician/health care provider receives same day notification via fax for any patient reporting status indicating a critical trigger has been met.


CALLS #2, 3, 4, 5, 6:

 - Patient receives an IVR based telephone intervention per program schedule summary
 - Patient receives on-demand published report following each IVR intervention
 -   Appropriate patient educational materials sent to patient
 - Physician/health care provider receives on-demand published, patient specific report for review and inclusion in patient record following each IVR intervention
 - Additionally physician/health care provider receives same day notification via fax for any patient reporting status indicating a critical trigger has been met

III.  INTERVENTION SCHEDULE SUMMARY:


The program consists of a schedule including 6 telephone interventions, 6 patient reports, 6 physician/health care provider reports, 6 patient educational materials and critical trigger reporting when a patient reports a crisis. The schedule is carried out over an 8 month period.


-------------------------------------------------------------------------------
      CALL #             1        2        3        4        5        6
-------------------------------------------------------------------------------
     MONTH #             1        2        3        4        6        8
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 IVR Intervention        *        *        *        *        *        *

-------------------------------------------------------------------------------
 Patient Report          *        *        *        *        *        *

-------------------------------------------------------------------------------
Physician/Health         *        *        *        *        *        *
 Care Provider
     Report

-------------------------------------------------------------------------------
     Patient             *        *        *        *        *        *
   Educational
    Materials

-------------------------------------------------------------------------------
 Critical Trigger        *        *        *        *        *        *
     Reporting
 (faxed as needed)

-------------------------------------------------------------------------------

                         PROGRAM INTERVENTION DESCRIPTION

See the "Program Schedule Summary" section for an outline of the schedule for delivering these program components. Note that the term "physician/health care provider" is used to refer to a physician, case manager or other health care provider designated to receive communications regarding the patient.


ENROLLMENT FORM/PROGRAM DESCRIPTION

   - One (1) page mailer to be distributed by providers to patients and returned via postage paid mail
   - Provides brief assessment for gathering patient data (e.g., name, phone number, best time to contact, physician/health care provider fax number, and identification number). Necessary for Patient Infosystems, Inc. to inititate a telephone call to patient
   -  Program description includes a brief program overview for patient


INTERACTIVE VOICE RECOGNITION TELEPHONE INTERVENTIONS

   - Six interactive voice recognition based telephone interventions initiated by live operators to patients at preferred contact times

   - Patient receives personalized questions and clinically appropriate feedback driven by expert system to promote awareness of condition and adherence to treatment regimen

   -  Follow-up assessment of relevant medical and behavioral factors:
      update on disease status, prescribed treatment including diet, exercise, and medications, patient motivation, treatment barriers, patient knowledge indicators regarding symptom identification and disease self-management

   -  Allows identification of patient concerns

   - Operator-initiated contact to identify patient and transfer to automated, voice response system

   - High appeal voice response system using a recorded human voice versus computer synthesized speech

   - Patient responds in normal speaking voice versus pushing touch tone buttons

   -  Adds vital progress information to the longitudinal patient database


PERSONALIZED PATIENT REPORTS

   - Laser printed, on-demand published report including personalized self-reported response data

   -  Mailed to patient within a week after each telephone intervention

   - Black and white/grayscale logo to be used on report as program identifier


PATIENT EDUCATIONAL MATERIALS

   - Educational materials designed to reinforce patient awareness and knowledge regarding their condition and promote treatment adherence

PHYSICIAN/HEALTH CARE PROVIDER REPORTS

   - One page laser printed, on-demand published report integrating patient's self-reported response data

   - Mailed to patient's physician/health care provider within a week after each patient intervention

   - "At-a-glance" format provides efficient documentation of critical patient data, ready for review and inclusion into the patient's medical record

   - Highlighted notification that the patient is not following specific treatment guidelines

   - Black and white/grayscale logo to be used on report as program identifier

   - Facilitates identification of patient education needs and hard-to-manage patients and appropriate allocation of health care resources

   -  Enhances patient-physician/health care provider communication


CRITICAL TRIGGER REPORTING

   - Physician/health care providers will be notified via fax when patient reports symptoms, noncompliance or other critical factors indicating an increased risk for an acute event, hospitalization or emergency procedure
   -  Notification will occur the day of the intervention
   - Notification will be faxed critical physician/health care provider report
   - Black and white/grayscale logo to be used on report as program identifier


CLIENT REPORTING

   - Patient Infosystems, Inc. will provide standard aggregate outcomes and demographic reports quarterly


CUSTOMIZATION

Customization and modifications to the core program features and schedules are available. Cost estimates for alterations will be furnished upon identification of revised program specifications.